Exhibit 99.1
CORPORATE PARTICIPANTS

 Steven Nielsen Dycom Industries, Inc. - President and CEO
 Rick Vilsoet Dycom Industries, Inc. - General Counsel
 H. Andrew DeFerrari Dycom Industries, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Richard Paget Imperial Capital - Analyst
 Simon Leopold Raymond James & Associates - Analyst
 Adam Thalhimer BB&T Capital Markets - Analyst
 Saagar Parikh KeyBanc Capital Markets - Analyst
 John Rogers D.A. Davidson & Co. - Analyst
 Min Cho FBR Capital Markets - Analyst
 Noelle Dilts Stifel Nicolaus - Analyst
 Alan Mitrani Sylvan Lake Management - Analyst

 PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference, all the participants are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time.

(Operator Instructions)

As a reminder, today's call is being recorded. With that being said, I'll turn the conference now over to the President and CEO, Mr. Steven Nielsen. Please go ahead, sir.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you, John. Good morning, everyone. I'd like to thank you for attending our fourth-quarter 2012 Dycom results conference call. During the call we will be referring to a slide presentation, which can be found on our website, www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation.

Going to slide 1. Today we have on the call Tim Estes, our Chief Operating Officer; H. Andrew DeFerrari, our Chief Financial Officer; and Richard Vilsoet, our General Counsel. Now I will turn the call over to Richard Vilsoet.

Rick?

 Richard Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve. Referring to slide 2. Except for historical information, the statements made by Company management during this call may be forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, estimates and projections, and involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year ended July 30, 2011, and the other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Rick. Yesterday we issued a press release announcing our fourth-quarter results. As you review this release, please note that we have included Adjusted EBITDA and certain organic revenue amounts, both non-GAAP financial measures, to our release and comments. See slides 11 through 14 for a reconciliation of the non-GAAP measures to the GAAP measures in the slide presentation provided for this call.

Moving to slide 3. Revenue for the quarter increased year-over-year to $318.0 million, an increase of 4.7%. After excluding storm restoration services of $2.3 million from the current quarter, and $14.1 million in the year-ago quarter, revenue grew organically 9.0%. Volumes during the quarter were strong from telephone companies as a whole, with most companies growing meaningfully, while still carefully managing routine capital and maintenance expenditures and spending by cable customers also increased year-over-year, after excluding storm restoration services.

Gross margins decreased by 55 basis points year-over-year, reflecting an increased portion of revenues arising from the provision of materials to customers, as well as the year-over-year decline in storm restoration services, offset in part by a decline in fuel expense. General and administrative expenses were essentially unchanged as a percentage of revenue year-over-years, reflecting continued cost discipline. All of these factors produced Adjusted EBITDA of $40.5 million for the fourth quarter, an increase of 1.7% from last year. Net income of $0.39 per share for the fourth quarter slightly improved from last year's earnings per share of $0.38. And liquidity was solid in the quarter, with cash and availability under our credit facility at the end of the quarter totaling $239 million, after repurchasing 102,200 shares of common stock.

Going to slide 4. During the quarter, we experienced the effects of a steady industry environment. Revenue from CenturyLink was $43.2 million, or 13.6% of revenue. CenturyLink was our largest customer, and grew 27.4%. AT&T was our second largest customer at 12.7% of total revenue, or $40.3 million. Revenue from Comcast was $40 million or 12.6% of revenue. Comcast was our third largest customer, and grew over 5.0% year-over-year. Verizon was Dycom's fourth largest customer for the quarter at 12.2% of revenue, or $38.8 million. Verizon grew 16.1%. Revenue from Windstream was $32.1 million, or 10.1% of revenue. Windstream was our fifth largest customer, and grew over 70.0% year-over-year. Altogether, our revenue grew 9.0%, representing our sixth consecutive quarter of organic growth. Our top five customers combined represented 61.1% of revenue, growing 9.5% while all other customers increased 8.3%.

Now moving to slide 5. Backlog at the end of the fourth quarter was $1.565 billion, versus $1.744 billion at the end of the third quarter, a decrease of approximately $179 million. Of this backlog, approximately $909 million is expected to be completed in the next 12 months. Both backlog calculations increased significantly year-over-year, reflecting solid performance as we continue to book new work and renew existing work.

With Charter, we renewed cable construction and maintenance service agreements for the states of Illinois, Missouri, Tennessee, Alabama, and Massachusetts. For Comcast, we renewed a construction and maintenance agreement, and cable installation services agreement, both in the state of Illinois. With Verizon, we secured a three-year facility locating agreement in California. From Crown Castle, a network construction project in Florida. And finally, we secured rural broadband projects in a number of states, including Oregon, New Mexico, Kentucky, West Virginia, Virginia, Vermont, and South Carolina. Headcount declined slightly during the quarter to 8,111.

Now I will turn the call over to Drew for his financial review.

 H. Andrew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve, and good morning, everyone. In today's conference call materials, there's disclosure of non-GAAP measures, such as organic revenue growth and Adjusted EBITDA. And there's also a reconciliation of these non-GAAP measures to the comparable GAAP measures.

Going to slide 6. Contract revenues for the fourth quarter of 2012 were $318.0 million, compared to $303.7 million for the fourth quarter of 2011. After excluding storm revenues from each period, revenue increased 9.0% year-over-year. Telecommunications customers totaled approximately 85% of revenue during the current period, which is up slightly from the prior year. Net income for the current quarter increased to $13.3 million or $0.39 per share, compared to net income of $13.0 million or $0.38 per share for Q4 '11.

Turning to slide 7. Revenue grew within the majority of our top 10 customers, including growth within existing customers, and services for rural broadband initiatives. Q4 2012 Adjusted EBITDA grew to $40.5 million or 12.7% of revenue, compared to $39.9 million in Q4 '11. On the cost side, margins improved sequentially, but were down 55 basis points year-over-year. Other income decreased to $2.9 million as a result of lower asset sales in the current period. Our year-to-date effective tax rate was at 39.0%, as we benefited from certain tax credits during fiscal '12, such as the impact of stock option exercises. For fiscal '13, we expect our effective tax rate to trend closer to 40.0% for the full year.

Turning to slide 8, our financial condition is strong, and our liquidity is robust. We ended the period with approximately $52.6 million of cash on hand and cash flows supported our sequential growth during the quarter. CapEx, net of disposals, were $10.6 million for the quarter. Gross CapEx was approximately $14.8 million. For fiscal 2013, we anticipate CapEx, net of disposals, in the range of $55 to $60 million. On our $225 million senior credit facility, there were no borrowings outstanding. And we ended the period with full availability of $186.5 million, after providing for $38.5 million of outstanding letters of credit.

During the current quarter, we repurchased 102,200 shares of our common stock in the open market for approximately $2.0 million, or $19.75 per share. At the end of Q4 2012, we had approximately 33.6 million shares of common stock outstanding. On a fully diluted basis, weighted average shares were approximately 34.4 million shares.

Now I will turn the call back to Steve.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thanks, Drew. Going to slide 9. In summary, with an improving economy, we experienced the effects of a solid industry environment, and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets, we continued to win projects, and extend contracts at attractive pricing.

Secondly, the strength of those relationships, and the extensive market presence they have created, has allowed us to be at the forefront of evolving industry opportunities. The end-market drivers of these opportunities remain firm. Industry participants continue to aggressively extend fiber networks for wireless backhaul services. Broadband stimulus funding has meaningfully increased rural telecommunications network construction; recent federal regulatory changes are expected to further support this trend. Cable operators are continuing to deploy fiber to small and medium businesses. Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term. And finally, telephone companies are deploying fiber to the home or node technologies to enable video offerings.

Across all of these opportunities, we have increased profitable market share, as our customers are consolidating vendor relationships and rewarding scale. In sum, we believe that our leading presence enables us to meaningfully take advantage of industry developments. Among service providers of our size or larger, we believe we are uniquely positioned to manage and capitalize to experience a strong industry environment to the benefit of our shareholders.

Now moving to slide 10. As we look ahead to a solid industry environment, our expectations have been tempered, and reflect the following views. Revenues over the next several quarters, which continue to exhibit consistent seasonality, and are slightly down to approximately flat when compared to the prior year's quarterly revenue, excluding storm restoration services. Margins which increased slightly year-over-year on an annual basis. General and administrative expenses which increase modestly, also on an annual basis, including approximately $2 million of incremental stock-based compensation expense. Other income that decreases approximately 25% compared to fiscal 2012. Strong cash flows which will be dedicated, as projected returns direct, to accretive acquisition opportunities, which will enhance our scale and service offerings and/or share repurchases. And finally, we are confident that despite moderating our views, solid operations will continue for a sustained period.

Accordingly, we expect for the first quarter of fiscal 2013 revenues which range from slightly down to flat year-over-year, after excluding approximately $3.7 million from Q1 2012 for storm restoration revenues. Gross margins which are sequentially in line as a percentage of revenue. General and administrative expenses, which increase slightly on a sequential basis, reflecting higher stock-based compensation expense. Depreciation and amortization which is flat on a sequential basis. And other income which decreases sequentially by approximately $1 million from the fourth quarter of 2012.

As the nation's economy improves, we remain encouraged that our major customers possess significant financial strength, and remain committed to multi-year capital spending initiatives. While our expectations have been tempered in the near term, we remain confident in our strategies, the prospects for our Company, the capabilities of our able employees, and the experience of our management team, who have grown our business and capitalization many times before.

Now, John, we will open the call for questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions) The first question will go to Richard Paget with Imperial Capital. Please go ahead.

 Richard Paget - Imperial Capital - Analyst

Steve, maybe you could talk about the reasons for these tempered expectations. Get a little bit more specifically whether it's one or two of your big customers delaying things, or if it's something more inherent throughout the industry?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think the way we think about it, Richard, is, for the last 12 months, we had about $150 million of organic growth in the business. So pretty robust period in the industry and for the Company. And I think we see, at least at the moment, we see for the back half of this year, where customers are continuing to spend, but it doesn't appear that that pace of spending is going to pick up. And I know that's been a topic across the industry. And it may be different for other folks, but at least for us, we see it as steady through this year. Which means on a year-over-year basis, we expect down a little bit to flat.

 Richard Paget - Imperial Capital - Analyst

Okay. But even if looking at your twelve-month backlog this year compared to last year, it's up significantly. So is it just the pace of awards? Is it mix?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

The issue around the 12-month backlog, as we've talked about a number of times before, is that that represents a basket of contracts with different maturities, some of which roll off at the end of the year. It certainly is supportive of revenue at higher levels than it was a year ago. So the business is bigger. It just is, at this point, and particularly with a couple of the larger clients, the pace of activity is steady, but not increasing.

 Richard Paget - Imperial Capital - Analyst

 Okay. Fair enough. And then I'll ask the perfunctory question of, to fill out of the top 10 customer percentages.

 H. Andrew DeFerrari - Dycom Industries, Inc. - CFO

Sure. Good morning, Richard. This is Drew. Charter was at number six at 6.5% of revenue; Time Warner Cable, 4.1%; Frontier at 1.8%; Ericsson at 1.3%; and Cablevision at 1.3%.

 Richard Paget - Imperial Capital - Analyst

 Thanks. I'll get back in the queue.

Operator

 Next question is from Simon Leopold with Raymond James. Please go ahead.

 Simon Leopold - Raymond James & Associates - Analyst

 Just a couple of quick ones. One, just the other housekeeping question. If you could give us the split between the cable and telco?

 H. Andrew DeFerrari - Dycom Industries, Inc. - CFO

Sure, Simon. Telco was at 59% and cable was at 26%.

 Simon Leopold - Raymond James & Associates - Analyst

Great. And one of the things I'm looking at here is some of the trending with the customers. And noticed that AT&T, in particular, which had been your largest customer last year, has remained somewhat depressed given their size. Is there anything you can tell us about the nature of the projects you're doing with AT&T this year versus last year? Specifically, are we seeing essentially the slowdown of U-verse and not a big ramp of wireless exposure? Any color you can give on the specific activities?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Sure, Simon. I think a year ago, particularly in the first half of the calendar year, was a strong period for U-verse. So if you look in our fourth quarter, we had strong levels of activity with AT&T on U-verse in the year-ago period and much lower levels this year. At the same time, we've been ramping up our wireless program. And actually think as we look ahead over the next couple of quarters, we believe that we'll be close to lapping the low point with AT&T. Also, subsequent to the end of the fourth quarter we were able to secure additional wireline master contracts with AT&T. And so we'll actually be starting some work up this quarter.

So it clearly has slowed down. But I think, for the most part, the bulk of the slowdown has occurred. And as we look forward going ahead, we actually see, if we look through the balance of the fiscal year, we see AT&T probably dropping in the back half of this year, calendar, and then growing next year. We're pleased with our performance on wireless. It's a big program, takes a while to fill up the pipe. But they continue to issue us work, and it's going well.

 Simon Leopold - Raymond James & Associates - Analyst

And not specific to AT&T but more generically, I know it's a little challenging for you to quantify your business that comes from wireless versus wireline. Are there some indications you can give us to help us understand the trend of wireless as a driver for revenue?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. We had talked, Simon, when we first secured the AT&T turf agreement that we thought it would be a $50 million to $100 million agreement run rate by the end of the year. I think it will be at the lower end. I think by the third quarter, the likelihood that it's at the mid or above the mid is pretty high. It's a little bit slower than we expected, but when it's going as well it is, we're just happy that our performance is good. And that's picking up. I think there other projects that are wireless-related that we're picking up. I think we had noted in the quarter that we received a project from Crown Castle in Florida. That's a DAS project. And that's clearly an area that we see picking up. We're also seeing activity picking up out of the Sprint Network Vision's project through a number of the OEMs. Our primary focus there is in the Southeast. So I think wireless continues to be robust. We are relatively new to the business, but it's performing well. And we continue to see that ramping over the next 12, 24, 36 months.

 Simon Leopold - Raymond James & Associates - Analyst

And just one quick clarification. You mentioned Sprint and we see Ericsson in the top 10 list. Is the Ericsson revenue reflective of T-Mobile? Sprint? Both? How do we think about that?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I would say that Ericsson has relationships with all of the large OEMs or all the large carriers. And there is a mixture there. But clearly, the fastest-growing piece at the moment is on the Sprint Network Visions project.

 Simon Leopold - Raymond James & Associates - Analyst

 Great. Thank you.

Operator

 Our next question is from Adam Thalhimer, with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

 Good morning Steve. Good morning Drew.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 Good morning Adam.

 Adam Thalhimer - BB&T Capital Markets - Analyst

Steve, what are your customers telling you in terms of why they're pulling back a bit? Is it just the economy?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Let's be careful. I don't think our customers would indicate that they're pulling back. I think in some, for example, Charter, on their recent earnings call, they actually increased CapEx guidance for this year and probably going into next year. I think more of what we see is that, at least at the moment, and this does occur in the industry generally, that it is a period of time where they've had lots of growth, and it's becoming more steady. Not where they're pulling back. So we don't think about it as pulling back. More as just moderating after a significant period of growth.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 So as it relates to your thoughts on the cycle, I guess that would mean that you would characterize this as more of a mid-cycle pause?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. I think historically, we have seen periods of time where there's lots of growth, lots of new initiatives. That makes everybody work hard, us and our customers. There are periods of time where -- I don't know that I would call it a pause, but it moderates. But the drivers here are still tremendous, right? We're pleased with what our customers are doing. They're still looking forward about what new technology rollouts can do for their businesses. And I just think it's a question of moderating, not something where the business is going to decline. In any material way.

 Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And lastly, how does the economy feel to you? Clearly you've experienced some kind of moderating in your business over the last couple of months.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think, Adam, when we talk to our folks, we don't have a lot of housing in the business yet. But it feels like housing is bottoming. Clearly, just locally here in South Florida it is, without a doubt. But even the Case-Shiller numbers that came back showed a real bottoming process there. So I think I think our folks are cautiously optimistic that that will pick up. Clearly, there are some competence issues, and that may coincide with the electoral cycle. But that's all going to get resolved. And I think in general our folks are reasonably optimistic about their businesses.

 Adam Thalhimer - BB&T Capital Markets - Analyst

 Great. Thanks very much.

Operator

Next we go to Saagar Parikh with KeyBanc Capital Markets. Please go ahead

Saagar Parikh - KeyBanc Capital Markets - Analyst

 Hi, Good morning

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Good morning

 Saagar Parikh - KeyBanc Capital Markets - Analyst

Congratulations on a great fiscal year, guys.

Steven Nielsen - Dycom Industries, Inc. - President and CEO

Thank you.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

First, looking at the book-to-bill, your book-to-bill has been under 1 for two quarters now. But that follows five tremendous quarters that you guys had on the book-to-bill front. Is that general lumpiness in the work cycle for you guys? I know you said that sponsors could be moderating spending, but it's been a pretty big drop off over the last two quarters. I just want to make sure what the trend is going there.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think, as we've explained before, the issue with a business that primarily has master service agreement is that they have terms. And that the backlog can decline over the term without indicating what the overall growth rate is for that customer in the balance of the contract or in the out year. So we had discussed in January that we were able to renew the vast majority of our work with CenturyLink for a two-year period covering calendar '12 and calendar '13. When that contract comes in, clearly we're going to have a step up in backlog. As we burn it off it doesn't necessarily imply what their plans are for '13. It just means that were halfway through the contract term. And so there's always this, as you termed it, lumpiness as the mix of contracts come in. We have other -- every quarter we have some contracts that come up for renewal. Some quarters more than others. When you have those quarters, you get a step up in backlog. But generally, we are pleased with the outlook that we have to support what our expectations are in revenue.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

Perfect. And then one follow-up on the employee count. It fell around 100 people sequentially. First drop that you guys had in a few quarters there. Is that more a count of a large project or MSA rolling off or just you guys tightening the belt a little bit?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Don't forget that we utilize subcontractors for a portion of the direct labor that we provide clients. And so a move of 100 employees one way or another is really not indicative, because obviously the headcount went down sequentially but the revenue went up. So clearly, both from utilization and number of hours, and other things, it's just not something that we get concerned about on a quarter-to-quarter basis.

 Saagar Parikh - KeyBanc Capital Markets - Analyst

 That makes sense. Thank you very much, guys.

Operator

 Next we go to John Rogers with D.A. Davidson.

John Rogers - D.A. Davidson & Co. - Analyst

 Hi, good morning.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 Good morning John.

 John Rogers - D.A. Davidson & Co. - Analyst

Steve, the pause or slower revenue growth that you're seeing over the near term, a couple years ago, it really, as I remember it, fell off a cliff at one point at the beginning of the year. Did orders drop off through the quarter? Are you concerned about CapEx spending plans as they roll out with the calendar year? I'm just trying to understand.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 I'm not thinking about which year you are referring to. Clearly, we had -- this was several years ago --.

 John Rogers - D.A. Davidson & Co. - Analyst

 Right. I just want to understand how the cycles compare.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. In no way does this feel like a ' 08/'09/'10 period. More like a '04/'05 period. Because clearly in the '08/'09 period, in the recession you had Verizon, in particular, dramatically ramping down spending on FiOS and it actually has picked up for us subsequently but in that period of time, it came down. So I don't see it that way. I think the other thing is, John, as we've talked about, in that period of time you had housing coming out of the business, which drove household formation, new business formation. And here, we have no housing in the business. The housing market is firming. We expect that to be supportive of the business going forward. Not a negative. So I don't see those as comparable, at least at this point based on everything me know.

 John Rogers - D.A. Davidson & Co. - Analyst

Okay. Good. And in terms of how the market develops -- and I'm thinking more over the next couple of years -- you've mentioned before the wireless business and the opportunity there to build out that infrastructure. What are the other primary drivers that you see? Is it going to continue to be the fiber installations? And I assume cable that loses share continually over time. What are the other initiatives out there that we should be thinking about?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Clearly wireless, John. And then, if you think about CenturyLink has talked pretty openly on their last call about their IPTV initiative, their desire to be able to deploy a video offering over their own infrastructure that requires deploying fiber deeper. We continue to see the cable companies -- and this is a long trend, John -- deploying fiber to small and medium enterprises. I think all the cable operators would tell you that that's a huge opportunity for them, for which they're going to address over a multi-year period.

And then I think also on the rural, while we have these stimulus projects, which we continue to book new backlog there, you have stimulus-related projects, but you also have regulatory changes where the Universal Service Fund has become the Connect America Fund. At a high level, we're in the connection business and so we think that is supportive of that segment of the industry. So I think overall, there's still plenty of activity, plenty of initiatives and I would also underline that, as housing recovers, that stresses infrastructure and network providers and so that is just generally supportive as a tailwind to the business. It's not a stiff tailwind at this point, but as the housing market recovers -- and I've been through housing recoveries before -- when they get going, they tend to go quickly. That can be a very helpful backdrop to the business.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay. And lastly, if I could, regionally are there any major differences in business trends?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I don't think so, John. And I think, in part, that's because -- and it's different than it was 10 or 15 years ago -- because our customers have become so large and have consolidated in their respective industries that they tend to take a national outlook to initiatives. So regionally, all across the country for Comcast, they're focused on small and medium enterprise. So, no we don't see any particular regional trends, other than to say, in those areas that have energy -- shale plays and those other things -- there are certainly better local economies that would be supportive of local housing and local business formation trends but from a technology perspective, I think our clients think about their markets pretty consistently across the country.

 John Rogers - D.A. Davidson & Co. - Analyst

 Okay. Thank you very much.

Operator

 Next question is from Min Cho with FBR Capital Markets. Please go ahead.

Min Cho - FBR Capital Markets - Analyst

Good morning Steve.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 Hey Min

 Min Cho - FBR Capital Markets - Analyst

 A couple of questions here. It sounds like there's really not any fundamental change in the industry outlook across the five different segments in the businesses that you're looking at. Do you think that longer-term you can still sustain the high single-digit percentage revenue growth, excluding this near-term pause?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 I think the industry has gone through periods of time where it grows rapidly, it consolidates and then it grows again. And once again, we're growing in what's a pretty mediocre economic recovery. If we got any reasonable recovery, any kind of pickup in housing, clearly our customers would have to respond to that. So I don't see it as a fundamental change in the outlook. I think short term, the other thing it does, just inside our business, is we'll generate a lot of liquidity, as we are not growing as quickly. The working capital will come back and we'll certainly have plenty of investable cash for things that make sense.

 Min Cho - FBR Capital Markets - Analyst

Okay. And then you also mentioned that on AT&T wireless that the rollout was a little slower than you'd expected. Is that due to customer scheduling, or is it more just taking more time to ramp up right now for you?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

It has nothing to do with the customer, other than to say this is a big program where we provide everything from the site acquisition and all the way through construction. It's a big project. When they release work, they release hundreds of sites at a time. And it just takes time to fill the pipe up. We're very pleased with how our folks have done so far. And so we think we're in a good place in that particular opportunity.

 Min Cho - FBR Capital Markets - Analyst

 Okay. And it sounds like you're still comfortable with the $50 to $100 million run rate by the end of this calendar year?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. We'll definitely be there in the low end. And we think we can be above the midpoint by the first half of next calendar year with work that we have in hand, the timing of it from a quarter-to-quarter perspective, as you fill the pipe with new projects, just takes a little bit of time.

 Min Cho - FBR Capital Markets - Analyst

And then two more quick questions. In terms of the gross margin this quarter, last quarter you had suggested that it would be relatively flat on a sequential basis. And it was obviously down a little bit. Was there any negative surprise? Was it more material than you'd expected? What led to the decline in margins?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

We had a little more growth with those customers that we supply material and inventory. So that certainly was part of it. And I think, in hindsight, the year-ago period had a little more storm in it. This had a little bit less storm. It tended to be small and at the end of the quarter. All things being equal, I would think about margins as in line. We wish they'd have been 40 or 50 basis points higher, but in the big scheme of things, we think about it as an in-line quarter.

 Min Cho - FBR Capital Markets - Analyst

 Okay. And then just finally, did you repurchase any additional shares subsequent to the end of the quarter?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 We don't provide disclosure about what we do, other than quarter to quarter. So we're not going to say one way or another, Min.

 Min Cho - FBR Capital Markets - Analyst

 Okay. Thanks, Steve.

Operator

 (Operator Instructions) We go to Noelle Dilts with Stifel Nicholas. Please go ahead.

 Noelle Dilts - Stifel Nicolaus - Analyst

Hi. Good morning

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Good morning.

 Noelle Dilts - Stifel Nicolaus - Analyst

Just a couple of questions. First, Windstream, just going through the CapEx commentary at all of your major customers, Windstream was pretty vocal on its call about a lower CapEx outlook for calendar 2013. Because they are completing some of their ARRA projects and talked about a lot of progress on some of their cellular backhaul work. And this has been a customer where you've had a lot of growth. Can you talk about right now your mix of business with Windstream, how much is cellular backhaul versus some of these stimulus products? And your thoughts there for the rest of the year.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Noelle, there's clearly been a lot of growth with Windstream, primarily focused around the stimulus. And don't forget that they have both fiber-to-the-cell sites that they do out of their geographic footprint through the CLEC that they acquired, and inside. In the commentary we provided, we fully incorporated Windstream's comments in how we think about things so I don't think there were any surprises to us in what they have said.

 Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then you lay out market share gains or consolidation of territory as one of your long-term drivers. This is something you've been talking about for a few quarters. So could you maybe, when you talk about your current awards and extensions, could you let us know which are maybe within existing territories and which you would consider an expansion of share I guess I would say?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 So in this quarter, the bulk of --.

Operator

 Ladies and gentlemen, we lost our host line. One moment while we reconnect.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Noelle, if you are still on, I apologize for the technical difficulty. We had a lot of rain associated with this tropical storm so I don't know if it impacted the network on our end. But go ahead.

 Noelle Dilts - Stifel Nicolaus - Analyst

 Thanks. I was worried you just really didn't want to talk to me this morning. (Laughter).

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 No, we'd have been upfront about that, Noelle. (Laughter)

 Noelle Dilts - Stifel Nicolaus - Analyst

 I was just still asking if you could go through and talk about which of your awards and extensions in the quarter were --.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. And I think what we said is the first three on the list on slide 5 were renewals, the last two were new projects, and we will continue to see opportunities on a quarterly basis to extend the footprint. Sometimes you do better than others. I think the other thing we had said in our comments, Noelle, is that subsequent to the end of the quarter -- this will be in the first quarter's results -- we did extend our wireline footprint in South Carolina with AT&T. So some other footprint extension already in the quarter.

 Noelle Dilts - Stifel Nicolaus - Analyst

Okay. Great. And then I know this is a stretch, but just given the decline in the backlog from the peak, we're down $254 million. Is there any way to give us a little more granularity on how much is the work off of some of these bigger contracts and how much is maybe a bit of a slowdown in orders?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes. That's extremely difficult to do, Noelle, because, once again, the order flow impacts the estimate of what the balance remaining on the contracts. But you have to balance add off of the bleed off at the time. And I just think it's one of those things where we go through a renewal cycle, and at some period, so, for last fall with CenturyLink, we were down with a couple months, and then in January, it springs up to 23 months and then it settles. That's just the way the industry operates. We are, unlike a project-based business where, when we complete a project, we've got to go find another one, here, we've just got to renew a contract and that effectively is find another one.

 Noelle Dilts - Stifel Nicolaus - Analyst

 Okay. Fair enough. Thanks.

Operator

 And we will go to Alan Mitrani with Sylvan Lake. Please go ahead

Alan Mitrani - Sylvan Lake Management - Analyst

 Hi good morning guys.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

 Hey Alan, in your case, we had hoped that it had broken off before you called in, but go ahead. (Laughter).

 Alan Mitrani - Sylvan Lake Management - Analyst

I bet you did. Can you explain -- you say your customers have moderated, but it seems like their moderation results in you having down revenues for 12 months out? Or flat to down revenues? Can you tell me why their moderation and still growth results in you guys feeling the brunt of it?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think our outlook is in line with where we see their plans, at least through the back half of this year. Now, they're still formulating plans for '13. We don't have visibility around that. I'm not sure that anybody else does. We want to make sure, in particular in this environment, that we signal folks to take a reasonable view looking ahead. We'll hope to do better, but we don't want to be tilting against doing better quarter after quarter. We'd rather reset the expectation to slightly down to flat. And then see where 2013's budgets come in. Because there are certainly some opportunities for increases that clients have talked about. But it's too early for us or anybody else to have visibility around that.

 Alan Mitrani - Sylvan Lake Management - Analyst

Okay. So that was my next point. Basically six months ago, if I would have asked you, are you going to show me down revenues in the back half of 2012, you probably would've said, given where your backlog was growing, that wasn't a good possibility. Similarly, if I asked where you're going to be six to nine months from now, you probably also don't have a strong clue, as most of corporate America can't see that far out. So you're just basically trying to be conservative in looking out into next fiscal year because you have to give guidance.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

We've chosen here, because we understand that where we are is a little different than where the Street was prior to the call. And we just want to make sure that we clearly communicate. The economy feels slow, but it doesn't feel recessionary. And so we think this is the appropriate way to rebase expectations in a year that follows a year where we had a lot of growth. And we just thought that was the right thing to do.

 Alan Mitrani - Sylvan Lake Management - Analyst

Okay. That's fair enough. In terms of, just one line on the other income, just from a modeling perspective, I know in the third quarter of 2012 you sold an asset and you generated about $7.6 million of other income which was the most you'd had in a long time. And you are talking about this year being down 25%, roughly, year-over-year for the full year. And the first quarter seems to be starting out; you said $1.8 million, around down 40%. Can you give us a sense? Obviously you are not going to have that asset sale again. How much was that asset sale? And is that the main difference between the 25% decrease in other income?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes, Alan, I think that was about $6 million in proceeds. And I think we broke it out for you at the time. That particular quarter had some other asset sales in it, too. We've had a pretty good cycle of capital spending. We expect that's going to be in line -- maybe a little bit down from this year. And so when we buy less, we have less to sell. And that's really -- that, and combined with us not having this non-core asset to sell -- that's really the down guidance we are providing.

 H. Andrew DeFerrari - Dycom Industries, Inc. - CFO

 And, Alan, that $6 million was the proceeds number. The other income on that was only a small portion of that.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Got it. Okay. Thank you for clarifying that. In terms of your cash flow, it hasn't been wonderful, the free cash flow the last couple of years, because you've had to use working capital as you ramped up projects with the inventories that you are doing and also the CapEx spend that you've had to support the growth you've seen. It sounds like you expect fiscal year '13, assuming a flattish year, it sounds like we're going to generate cash from working capital and it should be a good cash flow year. Could you just give us your sense as to where working capital could come in? Are you going to be a generator of working capital, given where we stand?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Yes, I think that's exactly right, Alan. I think we will generate cash. I think the DSO crept up some. There were some specific client issues, but we know those will reverse. We've been doing this a long time. We've been through these cycles and we will generate a significant amount of cash on this outlook.

 Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And you mentioned the DSOs. I was going to bring it up; I thought maybe someone else would. This is not a situation where you expect to have to write off AR or something like that? Because it seems like the DSO, based on my calculation of adjusted DSO, is the highest it's been in four or five years now.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

That's not necessarily true but it certainly has crept up. The issue is all around particular customers. The stimulus projects, because they are government-funded, have a little longer cycle. There's a payment application process and some other things that they take longer but probably the money's as good as any money that we have out there and we have great customers and so we don't see any issues around collectability at all.

 Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then just remind us where we stand on the share buyback. How much is left on the share buyback as of the end of the quarter?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

Sure. We had an authorization in March for $40 million. We spent roughly $2 million in the fourth quarter, so there's $38 million remaining.

 Alan Mitrani - Sylvan Lake Management - Analyst

And any restrictions around that in terms of how much you can buy in a certain period of time or anything? Or no? -- You can be as aggressive as you like?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

There are certain volume limitations, if you buy in the open market, Alan. But those apply to how much you can buy in any given day. But nothing specific to the Company. Just the general rules.

 Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then at this point of where you stand in the cycle, it seemed like you mentioned that the potential use of cash might be for accretive acquisition opportunities and share repurchases, you put that ahead of share repurchases, the acquisition opportunities. Are you seeing more on the acquisition front than you had in the past?

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

I think, Alan, actually we had historically always had it that way so there's not a change in emphasis there. It's always been that way. We've been a growing company and we're going to look at acquisitions. They've got to make sense but certainly, we see opportunities every day.

 Alan Mitrani - Sylvan Lake Management - Analyst

 Okay. Thank you.

Operator

 And with that, no additional questions in queue.

 Steven Nielsen - Dycom Industries, Inc. - President and CEO

We thank everybody for your time and attention to the call. I apologize for the technical difficulty and look forward to speaking to you on our next call, which will be just prior to Thanksgiving. Thank you.

Operator

 Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.